Exhibit 5.1

ALSTON & BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

March 30, 2020

The Home Depot, Inc.
2455 Paces Ferry Road
Atlanta, Georgia 30339

Re:    Notes Offering

Ladies and Gentlemen:

We have acted as counsel to The Home Depot, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company to the several underwriters referenced below (the “Underwriters”) of $750,000,000 aggregate principal amount of the Company’s 2.500% Notes due April 15, 2027, $1,500,000,000 aggregate principal amount of the Company’s 2.700% Notes due April 15, 2030, $1,250,000,000 aggregate principal amount of the Company’s 3.300% Notes due April 15, 2040 and $1,500,000,000 aggregate principal amount of the Company’s 3.350% Notes due April 15, 2050 (collectively, the “Notes”) to be issued under the Indenture dated as of May 4, 2005 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”). The Company is selling the Notes to the Underwriters pursuant to the Underwriting Agreement dated March 26, 2020 (the “Underwriting Agreement”) between the Company and the representatives of the several underwriters named therein.
We are furnishing the opinion set forth below pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission (the “Commission”).
In such connection, we have examined the following documents:
(i)an executed copy of the Indenture;
(ii)facsimile copies of the global certificates evidencing the Notes in the forms delivered by the Company to the Trustee for authentication and delivery;
(iii)an executed copy of the Underwriting Agreement;
(iv)copies of certain resolutions of the Board of Directors of the Company adopted on February 24, 2005, August 16, 2018 and March 17, 2020 and copies of certain

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The Home Depot, Inc.
March 30, 2020

resolutions of a Pricing Committee comprised of officers of the Company established by the Company’s Board of Directors adopted on March 26, 2020, each certified by Stacy S. Ingram, Associate General Counsel and Deputy Corporate Secretary of the Company;
(v)an Authentication Order dated March 30, 2020 executed by Isabel C. Janci, as Vice President—Investor Relations and Treasurer of the Company;
(vi)an Officers’ Certificate of Richard V. McPhail, as Executive Vice President and Chief Financial Officer of the Company, and Isabel C. Janci, as Vice President—Investor Relations and Treasurer of the Company, dated March 30, 2020 (the “Officers’ Certificate”);
(vii)a Secretary’s Certificate of Stacy S. Ingram, Associate General Counsel and Deputy Corporate Secretary of the Company, dated March 30, 2020 (the “Secretary’s Certificate”);
(viii)a copy of the Company’s Amended and Restated Certificate of Incorporation, as in effect as of the date hereof and at all times since January 26, 2016, certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate;
(ix)a copy of the Company’s By-Laws, as amended and restated and in effect as of the date hereof and at all times since February 28, 2019, certified pursuant to the Secretary’s Certificate;
(x)copies of the Company’s Amended and Restated Certificates of Incorporation, as in effect on February 24, 2005, May 4, 2005, August 16, 2018, August 27, 2018, March 17, 2020, and March 26, 2020, certified pursuant to the Secretary’s Certificate;
(xi)copies of the Company’s By-Laws, as in effect on February 24, 2005, May 4, 2005, August 16, 2018, August 27, 2018, March 17, 2020, and March 26, 2020, certified pursuant to the Secretary’s Certificate; and
(xii)the other documents delivered at the closing of the transactions contemplated by the Underwriting Agreement.
The Indenture, the Underwriting Agreement and the Notes are referred to herein collectively as the “Transaction Documents.”
We have also examined such other agreements, instruments and other documents and such certificates of officers of the Company and of public officials, and have made such examination of law, as we have deemed necessary or appropriate for the purposes hereof.
As to certain factual matters, but not conclusions of law, we have relied upon the representations and warranties of the parties to the Transaction Documents, the Officers’ Certificate and the Secretary's Certificate, and other certificates of the Company and of public officials. Except as otherwise expressly set forth, we have made no independent

The Home Depot, Inc.
March 30, 2020

examination of facts, review of court records or other public records, or factual investigation for the purposes of this opinion letter.
For purposes of this opinion letter, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, electronic or telefacsimile copies; (iv) the legal capacity of all natural persons; and (v) the due authorization, execution, and delivery of and the validity and binding effect of the Transaction Documents with regard to the parties to the Transaction Documents other than the Company.
“Applicable Law” means the laws, rules and regulations of the United States of America and the State of New York that in our experience are normally applicable to transactions of the type contemplated by the Transaction Documents, and the Delaware General Corporation Law, but does not include laws that are applicable due to the regulatory status or nature of the business of any party to any of the Transaction Documents other than the Company. We express no opinion herein in respect of any laws other than Applicable Law.
Based upon the foregoing and subject to the other assumptions, exceptions, limitations and qualifications stated herein, we are of the opinion that the Notes have been duly authorized and executed by the Company and, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
The opinions expressed herein are subject to the following additional exceptions, limitations and qualifications:
(a)    The enforceability of the Transaction Documents and the obligations of the parties thereunder, and the availability of certain rights and remedial provisions provided for in the Transaction Documents, are subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy.
(b)    Requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

The Home Depot, Inc.
March 30, 2020

(c)    We express no opinion herein as to the severability of any provision of the Transaction Documents.
(d)    We express no opinion herein with respect to the validity, binding effect, or enforceability of any provision of the Transaction Documents: (i) purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform; (ii) purporting to specify applicable law, except to the extent enforceable under Section 5-1401 of the New York General Obligations Law; (iii) purporting to require a waiver of defenses, setoffs, counterclaims or rights to jury trial; or (iv) that provides that determinations by a party or a party’s designee are conclusive or deemed conclusive.
(e)    We express no opinion herein as to the applicability or effect of your compliance or non-compliance with any state, federal or other laws applicable to you or to the transactions contemplated by the Transaction Documents because of the nature of your business, including your legal or regulatory status.
(f)    We express no opinion herein in respect of any federal or state antitrust, banking, insurance, environmental, tax, securities, “blue sky”, commodities, anti-terrorism, anti-money-laundering, foreign investment control, or ERISA or other pension or benefits laws, rules or regulations.

The opinion contained herein is limited to the matters expressly stated herein, and no opinion may be implied or inferred beyond the opinion expressly stated.
The foregoing opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Company’s Registration Statement on Form S-3 (No. 333-227052) related to the Notes, including information deemed to be a part thereof pursuant to Rule 430B of the Commission (the “Registration Statement”). We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the Company’s prospectus supplement dated March 26, 2020 constituting a part thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

The Home Depot, Inc.
March 30, 2020

ALSTON & BIRD LLP

By:	/s/ Sarah Hess Mackenzie
A Partner